                                                                    Exhibit 99.1

CONTACT: Investor Contact:                       Media Contact:
         Lori Barker Padon                       Mike Wong
         (408) 542-9565                          (408) 548-0223


      SANDISK ANNOUNCES RECORD FOURTH QUARTER REVENUES AND OPERATING INCOME


     o    REVENUE OF $549 MILLION; EPS $0.42
     o    UNITS UP 45% AND MEGABYTES UP 110% SEQUENTIALLY FROM PRIOR QUARTER
     o    PRODUCT GROSS MARGIN INCREASES 3 POINTS TO 32%; OPERATING MARGIN 23%
     o STRONG CONSUMER SALES INTO DIGITAL CAMERAS, FLASH DRIVES, MOBILE HANDSETS AND DIGITAL AUDIO PLAYERS

     SUNNYVALE, CA, January 27, 2005 - SanDisk(R) Corporation (NASDAQ:SNDK), the world's largest supplier of flash storage card products, today announced results for the fourth quarter ended January 2, 2005. Total fourth quarter revenues increased 41% on a year-over-year basis to $549 million and increased 35% compared to the third quarter of 2004. Fourth quarter net income, which reflected a 37% tax rate, was $78 million compared to $88 million of net income in the fourth quarter of 2003, which reflected a 20% tax rate, and $54 million of net income in the third quarter of 2004. Fully diluted earnings per share for the fourth quarter were $0.42 compared with $0.47 in the fourth quarter of 2003 and $0.29 in the third quarter of 2004.

     Total revenue for fiscal 2004 was $1.8 billion, up 65% from $1.1 billion in 2003. Product revenues were $1.6 billion, up 63% from $1.0 billion in 2003. License and royalty revenues were $174 million, up 79% from $97 million in 2003. Net income was $267 million, up 58% from net income of $169 million in 2003. The provision for income tax was 37% for 2004 compared to 30% in 2003. Fully diluted earnings per share for fiscal 2004 were $1.44, compared to $1.02 in 2003.

     "SanDisk experienced outstanding results in our fourth quarter due to strong demand for our products in digital cameras, USB flash drives, mobile handsets and our new line of flash digital audio players," said SanDisk CEO Eli Harari. "In the fourth quarter we sold 110% more megabytes than in the prior quarter by successfully shifting consumer preference to our higher capacity cards. Higher yields on our 90-nanometer NAND/MLC, and higher unit volumes allowed us to aggressively reduce our costs and improve operating margins by almost 3% in the quarter despite a 34% sequential decline in the average price per megabyte."

     "In 2005 we will continue our focus on three areas. First, driving growth in our target consumer and handset markets, including the new storage opportunities in handsets, flash digital audio players, video games, second generation intelligent flash drives, and crypto-secure cards. Second, building our brand and expanding our global sales channels beyond 100,000 storefronts. Third, executing the transition of our captive volume production from 90-nanometer to 70-nanometer NAND/MLC, as well as ramping the new 300-millimeter flash fab, both currently scheduled to commence in the second half of 2005. I am optimistic about the rapidly expanding and pervasive use of our storage technology and products in numerous emerging markets and applications over the next several years."

FINANCIAL RESULTS AND HIGHLIGHTS
     o Revenue was a record $549 million in the fourth quarter, up 35% sequentially and 41% year-over-year.
     o Megabytes sold in the fourth quarter increased a record 110% sequentially and increased 228% year-over-year. Total megabytes sold in 2004 were approximately 167% higher than in 2003.
     o Units sold in the fourth quarter increased 45% sequentially and increased 55% year-over-year. Units sold in 2004 were 53% higher than in 2003.
     o Average density per card sold in retail increased to 356Megabytes (MB) in the fourth quarter from 254MB in the third quarter. Average density per card doubled from the fourth quarter of 2003 to the fourth quarter of 2004.
     o Average price per megabyte sold in the fourth quarter declined 34% sequentially and 56% from the corresponding quarter in 2003. Total average price per megabyte sold in 2004 declined 38% from 2003.
     o Product gross margin in the fourth quarter was 32%, compared to 29% in the third quarter of 2004 and 36% in the fourth quarter of 2003.
     o Operating income was a record $126 million, or 23% of revenues, compared to $84 million, or 21% of revenue, in the prior quarter, and $109 million, or 28% of revenues, in the fourth quarter of 2003. Operating income for 2004 was $419 million, up 63% from operating income of $257 million in 2003, and operating margin was consistent in both years at 24%.
     o Digital Audio Players were successfully launched during the holiday season.
     o    Greg Rhine joined SanDisk as Senior Vice President, Worldwide Sales.
     o Storefronts grew to more than 100,000 from 60,000 at the beginning of the year.
     o SanDisk's revenue share for the US Memory Card Market grew to 46% in the fourth quarter of 2004 from 38% in the fourth quarter of 2003 and USB flash drives share increased to 38% from 22% for the same period according to data from NPD Techworld, a division of the NPD Group.
     o SanDisk acquired MDRM to accelerate development of end-to-end solutions for distributing secure content through flash memory devices.
     o Flash Partners, a Toshiba and SanDisk venture, secured lease financing agreements for manufacturing equipment to be installed in the new Fab 3.

SCHEDULED INTERVIEW
SanDisk Corporation President and CEO, Eli Harari, is scheduled to appear on CNBC's "Closing Bell With Maria Bartiromo" today, January 27, 2005 at approximately 4:20 p.m. Eastern Time.

CONFERENCE CALL
SanDisk's fourth quarter 2004 conference call is scheduled for 2:00 p.m. Pacific Time, Thursday, January 27, 2005. The conference call will be web cast by CCBN and can be accessed live, and throughout the quarter, at SanDisk's website at www.sandisk.com/IR and at www.streetevents.com for registered streetevents.com users. To participate in the call via telephone, the dial in number is (800) 289-0569 or (913) 981-5542 for international callers. The call will also be available by telephone replay through Tuesday, February 1, 2005, by dialing
(888) 203-1112 or, for international callers, (719) 457-0820 and entering the pass code 270480. A copy of this press release will be filed with the Securities and Exchange Commission on a current report on Form 8-K and will be posted to our website prior to the conference call.

FORWARD-LOOKING STATEMENTS
This news release contains certain forward-looking statements, including our business outlook, expectations for new product introductions, applications, markets, customers and the transition and augmentation of our captive manufacturing capacity that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: market demand for our products may grow more slowly than our expectations or a slower adoption rate for these products in new markets that we are targeting, slower than expected expansion of our global sales channels, fluctuations in operating results, unexpected yield variances and longer than expected low yields and other possible delays related to our conversion to 70-nanometer NAND flash technology or the ramp up of the new 300-millimeter flash fabrication facility, any interruption of or delay in supply from any of the semiconductor manufacturing facilities that supply products to us, our inability to make additional planned smaller geometry conversions in a timely manner, future average selling price erosion that may be more severe than our expectations due to possible excess industry capacity of flash memory either from existing suppliers or from new competitors, price increases from non-captive flash memory sources and third-party subcontractors, higher than expected operating expenses, higher than anticipated capital, adverse global economic and geo-political conditions, including adverse currency exchange rates and acts of terror, the timely development, internal qualification and customer acceptance of new products that are based on the 90-nanometer and 70-nanometer NAND technologies, fluctuations in license and royalty revenues, higher than anticipated tax rates, regulatory duties or fees, business interruption due to earthquakes or other natural disasters, particularly in areas in the Pacific Rim and Japan where we manufacture and assemble products, further impairment of our investments in Tower Semiconductor Ltd. due to any decline in stock valuations, and the other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10-K for the year ended December 28, 2003 and our quarterly reports on Form 10-Q. Future results may differ materially from those previously reported. We do not intend to update the information contained in this release.


ABOUT SANDISK
SanDisk is the original inventor of flash storage cards and is the world's largest supplier of flash data storage card products using its patented, high-density flash memory and controller technology. SanDisk is headquartered in Sunnyvale, CA and has operations worldwide, with more than half its sales outside the U.S.
                                 www.sandisk.com


SANDISK IS A TRADEMARK OF SANDISK CORPORATION, REGISTERED IN THE UNITED STATES AND OTHER COUNTRIES. OTHER BRAND NAMES MENTIONED HEREIN ARE FOR IDENTIFICATION PURPOSES ONLY AND MAY BE THE TRADEMARKS OF THEIR RESPECTIVE HOLDERS.

                                     SanDisk Corporation
                         Condensed Consolidated Statements of Income
                            (In thousands, except per share data)

                                                                  Three Months Ended               Twelve Months Ended
                                                              ----------------------------      ---------------------------
                                                               January 2,      December 28,     January 2,      December 28,
                                                                  2005             2003             2005            2003
                                                              (unaudited)      (unaudited)      (unaudited)
                                                              -----------      -----------      -----------      -----------
Revenues:
   Product                                                    $   507,697      $   353,403      $ 1,602,836      $   982,341
   License and royalty                                             41,186           35,892          174,219           97,460
                                                              -----------      -----------      -----------      -----------
Total  revenue                                                    548,883          389,295        1,777,055        1,079,801

Cost of product revenues                                          345,130          224,681        1,091,350          641,189
                                                              -----------      -----------      -----------      -----------
Gross profits                                                     203,753          164,614          685,705          438,612

Operating expenses:
  Research and development                                         35,580           25,263          124,994           84,200
  Sales and marketing                                              25,830           21,251           91,296           66,317
  General and administrative                                       16,325            9,210           50,824           31,057
                                                              -----------      -----------      -----------      -----------
Total operating expenses                                           77,735           55,724          267,114          181,574

Operating income                                                  126,018          108,890          418,591          257,038

Interest income                                                     6,824            3,243           20,363            8,865
Interest expense                                                     (884)          (1,687)          (5,949)          (6,750)
(Loss) gain on investment in foundries                            (11,977)             667          (12,927)           3,746
Recovery (loss) on unauthorized sale of UMC shares                  6,193             --              6,193          (18,339)
Other income (loss), net                                           (1,832)          (1,617)          (3,071)          (2,679)
                                                              -----------      -----------      -----------      -----------
Total other income (expense)                                       (1,676)             606            4,609          (15,157)

Income before taxes                                               124,342          109,496          423,200          241,881

Provision for income taxes                                         46,007           21,658          156,584           73,022
                                                              -----------      -----------      -----------      -----------
Net income                                                    $    78,335      $    87,838      $   266,616      $   168,859
                                                              ===========      ===========      ===========      ===========

NET INCOME PER SHARE CALCULATION:
Net income used in computing basic net income per share       $    78,335      $    87,838      $   266,616      $   168,859
Tax-effected interest and bond amortization costs
related to convertible subordinated notes                           1,757            1,530            5,368            5,469
                                                              -----------      -----------      -----------      -----------
Net income used in computing diluted net income per share     $    80,092      $    89,368      $   271,984      $   174,328
                                                              ===========      ===========      ===========      ===========

Shares used in computing net income per share
      Basic                                                       170,869          159,883          164,065          144,781
      Diluted                                                     188,675          190,251          188,837          171,616

Net income per share
     Basic                                                    $      0.46      $      0.55      $      1.63      $      1.17
     Diluted                                                  $      0.42      $      0.47      $      1.44      $      1.02

                                     SanDisk Corporation
                            Condensed Consolidated Balance Sheets
                                        (In thousands)


                                                                      January 2,      September 26,    December 28,
                                                                         2005             2004(1)        2003*(1)
                                       ASSETS                         (unaudited)      (unaudited)
                                                                      -----------      -----------      -----------
Current Assets:

   Cash and cash equivalents                                          $   463,795      $   602,183      $   734,479
   Short-term investments                                                 859,175          748,830          528,117
   Investment in foundries                                                 20,398           23,541           36,976
   Accounts receivable, net                                               194,535          136,156          184,236
   Inventories                                                            196,422          181,329          116,896
   Deferred tax asset                                                      83,150           94,827           70,806
   Prepaid expenses, other current assets and tax receivable               62,653           29,809           53,394
                                                                      -----------      -----------      -----------
   Total current assets                                                 1,880,128        1,816,675        1,724,904

   Property and equipment, net                                            147,231          137,663           59,470
   Investment in foundries                                                 14,377           22,599           40,446
   Investment in FlashVision                                              178,681          165,996          169,185
   Investment in FlashPartners                                             24,192               56             --
   Deferred tax asset                                                       1,861             --               --
   Note receivable, Flash Vision                                           35,413           32,969             --
   Deposits and other non-current assets                                   38,297           36,060           46,151
                                                                      -----------      -----------      -----------

          Total Assets                                                $ 2,320,180      $ 2,212,018      $ 2,040,156
                                                                      ===========      ===========      ===========

                            LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities:
   Accounts payable                                                   $    82,974      $   113,949      $    88,737
   Accounts payable to related parties                                     48,115           55,438           45,013
   Accrued payroll and related expenses                                    41,786           30,026           28,233
   Income taxes payable                                                    39,139            2,467           37,254
   Research and development liability, related party                        5,549            9,700           11,800
   Other accrued liabilities                                               45,584           37,248           36,661
   Deferred income on shipments to distributors and retailers and
   deferred revenue                                                        90,307           96,290           99,136
                                                                      -----------      -----------      -----------
   Total current liabilities                                              353,454          345,118          346,834

   Convertible subordinated notes payable                                    --            150,000          150,000
   Deferred tax liability                                                    --             10,469            1,458
   Deferred revenue and other non-current liabilities                      26,576           22,837           25,992
                                                                      -----------      -----------      -----------
   Total Liabilities                                                      380,030          528,424          524,284

   Commitments and contingencies

Stockholders' Equity:
   Preferred stock                                                           --               --               --
   Common stock                                                         1,406,553        1,230,990        1,207,958
   Retained earnings                                                      520,240          441,905          253,624
   Accumulated other comprehensive income                                  18,893           11,614           54,290
   Deferred compensation                                                   (5,536)            (915)            --
                                                                      -----------      -----------      -----------
   Total stockholders' equity                                           1,940,150        1,683,594        1,515,872
                                                                      -----------      -----------      -----------

         Total Liabilities and Stockholders' Equity                   $ 2,320,180      $ 2,212,018      $ 2,040,156
                                                                      ===========      ===========      ===========

----------------
*   Information derived from the audited Consolidated Financial Statements.

(1) Certain reclassifications have been made to conform to the current year's presentation.

                               SanDisk Corporation
                Consolidated Comparative Statement of Cash Flows
                                 December 2004
                                 (in thousands)


                                                                        Three months ended                Twelve months ended
                                                                    January 2,      December 28,     January 2,       December 28,
                                                                       2005            2003             2005             2003
                                                                   (unaudited)      (unaudited)      (unaudited)
                                                                   -----------      -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                     $    78,335      $    87,838      $   266,616      $   168,859
    Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation                                                     12,452            6,798           38,862           22,952
       Provision for doubtful accounts                                   1,739              512            4,581            1,400
       Amortization bond issuance costs                                  1,907              230            2,567              890
       Deferred Taxes                                                   (5,842)               0            1,740            2,152
       Recovery (loss) on authorized sale of UMC shares                 (6,193)               0           (6,193)          18,339
       Loss (gain) investment in foundries                              11,977             (667)          12,927           (3,746)
       Other non-cash charges                                           (2,452)          (1,975)          (3,848)          (1,452)
       Changes in operating assets and liabilities:
         Accounts receivable                                           (60,118)         (44,802)         (14,880)        (104,550)
         Other receivables and tax refund receivable                       364           19,897            8,526           21,460
         Inventories                                                   (15,093)         (22,137)         (79,526)         (28,301)
         Prepaid expenses, deposits and other assets                   (31,474)         (21,179)          (6,859)         (16,316)
         Income taxes payable and other accounts payable                31,022           20,260            2,825           93,996
         Other current liabilities, related party                       (7,323)          16,361            3,102           27,811
         Other current liabilities                                       8,336            3,836            8,923            9,196
         Research and development liabilities, related parties          (4,151)           5,300           (6,251)           1,293
         Deferred income on shipments and deferred revenue              (7,588)          38,229          (15,489)          57,682
         Other non-current liabilities                                   5,344                0            6,244           (1,225)
                                                                   -----------      -----------      -----------      -----------
       Total adjustments                                               (67,093)          20,663          (42,749)         101,581
                                                                   -----------      -----------      -----------      -----------

    Net cash provided by operating activities                           11,242          108,501          223,867          270,440
                                                                   -----------      -----------      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchases of short term investments                          (223,398)        (304,623)      (1,142,508)        (620,488)
         Proceeds from sale of short term investments                  111,714          151,912          810,111          327,457
         Investment in Flash Partners                                  (23,059)               0          (23,129)               0
         Business acquisition                                           (9,061)               0           (9,061)               0
         Recovery on UMC unauthorized sale                               6,193                0            6,193                0
         Investment in foundries and equity investments, net                 0           (3,819)          (1,430)          17,878
         Acquisition of capital equipment                              (18,467)         (16,115)        (126,406)         (58,495)
         Loan to FlashVision                                                 0                0          (32,969)               0
                                                                   -----------      -----------      -----------      -----------
    Net cash used in investing activities                             (156,078)        (172,645)        (519,199)        (333,648)
                                                                   -----------      -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Procceds from secondary offering of common stock                    0          521,608                0          521,608
         Employee stock programs                                         6,448           19,528           24,648           55,294
                                                                   -----------      -----------      -----------      -----------
    Net cash provided by financing activities                            6,448          541,136           24,648          576,902
                                                                   -----------      -----------      -----------      -----------

Net increase (decrease) in cash and cash equivalents                  (138,388)         476,992         (270,684)         513,694

Cash and cash equivalents at beginning of period                       602,183          257,487          734,479          220,785
                                                                   -----------      -----------      -----------      -----------
Cash and cash equivalents at end of period                         $   463,795      $   734,479      $   463,795      $   734,479
                                                                   ===========      ===========      ===========      ===========

ADDITIONAL INFORMATION:
    Net change in cash and cash equivalents                        $  (138,388)     $   476,992      $  (270,684)     $   513,694
    Net change in short-term investments                               110,345          152,641          331,058          292,411
                                                                   -----------      -----------      -----------      -----------
    Net change in cash, cash equivalents and short-term
    investments                                                    $   (28,043)     $   629,633      $    60,374      $   806,105
                                                                   ===========      ===========      ===========      ===========